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Chico’s FAS, Inc.

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The following materials may be provided to stockholders of Chico’s FAS, Inc.:

Chico’s FAS, Inc. • 11215 Metro Parkway • Fort Myers, Florida 33966 • (239) 277-6200

Chico’s FAS Reviews Wide-Spread Industry Analyst Support for New CEO and Progress Being Made on New Strategic Plan

Chico’s FAS Board Nominees Are Best Qualified to Support New Plan and Value Creation

Mails Letter Urging Shareholders to Vote “FOR” Board’s Highly-Qualified Director Nominees on the WHITE Proxy Card

Posts Video Showcasing New CEO Shelley Broader and Progress Underway

Fort Myers, FL – June 24, 2016 – Chico’s FAS, Inc. (NYSE:CHS), in connection with its Annual Meeting of Shareholders to be held on July 21, 2016, today mailed a letter to shareholders and posted a video featuring Shelley Broader, the Company’s Chief Executive and President, on the Company’s website. The video is available at www.chicosfas.com under the “Quick Links” heading and in the “Investor Overview” section. In the video, Ms. Broader discusses the progress the Company is making and the unanimous recommendation of the Chico’s FAS Board of Directors to vote on the WHITE proxy card “FOR” the Board’s four world-class nominees – Shelley Broader, Bonnie Brooks, Janice Fields and William “Bill” Simon.

Highlights from the letter include:

•	Positive changes have been made across Chico’s FAS – in strategy, management, operations, finance and governance – with more to come.

•	Numerous independent industry analysts have applauded:

•	Ms. Broader’s strong leadership, experience and fresh perspective;

•	Ms. Broader’s new focus areas and the changes Chico’s FAS is making; and

•	The benefits of Ms. Broader’s actions on the Company’s performance and value creation for shareholders.

•	Chico’s FAS’ world-class director nominees have the experience needed to support Ms. Broader’s new strategic plan and value creation.

•	Barington’s suggestions, including its nominees, show a fundamental misunderstanding of specialty apparel and Chico’s FAS.

The full text of the letter being mailed to shareholders follows:

SUPPORT PROGRESS AND VALUE CREATION –
VOTE “FOR” ON THE WHITE PROXY CARD TODAY

June 24, 2016

Dear Fellow Shareholder:

Earlier this year, Shelley Broader, our new Chief Executive Officer and President, announced a new plan with four focus areas for Chico’s FAS. I am pleased to report that we are successfully executing on that plan and have made numerous positive changes across the Company – in strategy, management, operations, finance and governance – with more to come.

Individually, these changes are important. Taken together, they are significant indicators that demonstrate that your company is on the right path to profitable growth and value creation for all Chico’s FAS shareholders. Your Board of Directors unanimously believes Ms. Broader should be allowed the opportunity to continue the progress we are making. A video featuring Ms. Broader discussing this progress is available at www.chicosfas.com under the “Quick Links” heading and in the “Investor Overview” section.

Notably, we have talked with numerous shareholders who support the actions we are taking and who share our confidence in the future of Chico’s FAS. Importantly, independent industry analysts are equally supportive, as summarized below.

INDEPENDENT INDUSTRY ANALYSTS HAVE APPLAUDED MS. BROADER’S STRONG LEADERSHIP, EXPERIENCE AND FRESH PERSPECTIVE1…

“Ms. Broader brings impressive retail leadership experience to the table. We believe the company made a solid choice in hiring Ms. Broader who comes to CHS with over 25 years of experience leading global and regional retail businesses.” SunTrust Robinson Humphrey, 28 October 2015

“We believe Ms. Broader will bring a differentiated skill set to the Chico’s organization; she will bring a fresh eye to running an apparel retailer and will likely use her operational expertise to improve the company’s speed to market.” Stifel, 28 October 2015

…ARE SUPPORTIVE OF MS. BROADER’S NEW FOCUS AREAS AND THE CHANGES WE ARE MAKING…

“Discipline & Product Innovation on Deck For 2016” Piper Jaffray, 25 February 2016

“Importantly, we are encouraged by new CEO Broader’s focus on strengthening the retail/digital channels and core brands while leveraging CRM data to improve customer engagement. We expect operational discipline around inventory and cost control to complement sales and drive longer-term margin recovery.” Mizuho, 25 February 2016

“New CEO Impressive, Maintain Belief CHS is Best-in-Class…we believe the new CEO not
_______________________
1 Permission to use quotations neither sought nor obtained.

only brings a wealth of experience to the table but also recognizes the need to quickly address the ‘seismic’ shift taking place at retail, both of which we expect will be instrumental in driving operating margins back to the DD levels.” Brean Capital, 26 February 2016

…AND RECOGNIZE THE BENEFITS OF OUR ACTIONS ON THE COMPANY’S PERFORMANCE AND VALUE CREATION FOR OUR SHAREHOLDERS

“We believe the company’s leadership in omni-channel (strive for all-inclusive experience with brands--devices, channels, products, etc.) aligns well with its strategic vision of building strong customer relationships, customer service, and a seamless customer experience. We view its focus on customer service and personalization as a differentiator that is difficult to replicate and a key to long-term margin expansion and profitability.” FBR & Co., 26 April 2016

“New CEO beginning to make her mark. New CEO Shelley Broader's decision to decentralize marketing fits in with her key areas of focus; shifting the marketing function to the brand level should strengthen each brand’s position. It will also remove a layer and reduce expenses.” Citi, 27 April 2016

“We are impressed by the breadth of opportunity to rightsize the cost structure and improve operations, as identified by new CEO Shelley Broader. While comps could take a long time to turn, she is going after what can be controlled and improved, and isn't wasting any time.” MKM Partners, 26 May 2016

“We think CHS management is proactively making the right strategic decisions for the financial health of the business as well as shareholder returns.” Morgan Stanley, 26 May 2016

“We remain impressed with new CEO Shelley Broader and are encouraged by the new $50-70M cost-cutting initiative announcement and recent hires (Chief Human Resources Officer and General Counsel).” SunTrust Robinson Humphrey, 27 May 2016

“Enhanced discipline should drive better results…Our recent meetings with CFO Todd Vogensen and IR Jennifer Powers reinforced that new CEO Shelly Broader’s plan to reduce expenses through supply chain and advertising efficiencies can be done without disrupting merchandising.” KeyBanc, 19 June 2016

CHICO’S FAS’ WORLD-CLASS DIRECTOR NOMINEES HAVE THE EXPERIENCE NEEDED TO SUPPORT MS. BROADER’S NEW PLAN AND VALUE CREATION

The Chico’s FAS director nominees are world-class and eminently qualified. Individually, they bring unique skills and collectively, they have the expertise most relevant to advance Ms. Broader’s new strategic plan and our success in today’s dynamic, competitive retail environment.

•	Shelley Broader: Chico’s FAS’ new CEO and President. Architect of the Company’s new focus areas and leading the progress underway.

•	Bonnie Brooks: Substantial, current retail, merchandising, digital and turnaround expertise and strong track record across several leading global apparel retailers.

•
Janice Fields: One of the Company’s newest independent directors. Has made important governance and leadership contributions to Chico’s FAS as Chair of the Corporate Governance and Nominating Committee. Proven track record in consumer marketing and brand building, multi-unit real estate and franchising.

•	William “Bill” Simon: Extensive supply chain expertise and a proven track record leading large, complex global retailers with best-in-class cost structures.

We believe electing either of Barington’s nominees would harm shareholder value and the significant progress we are making: Barington has failed to demonstrate any ideas, vision or expertise that would warrant election of its nominees. Neither of Barington’s candidates can match the unique and relevant skill-sets provided by each of the Company’s superior director nominees. Further, as shown in the table below, replacing any one of the Board’s director nominees with either of Barington’s candidates would leave us without relevant and current skills and experience that we believe is critical to supporting continued success under Ms. Broader’s new plan.

Critical Skills and Expertise Categories:	Jim Mitarotonda	Janet Grove
Current Retail / Merchandising	No	No
Digital	No	No
Executive Level Consumer Marketing / Brand Building	No	Yes
Operational Cost Cutting	No	No
Supply Chain	No	Yes
Multi-unit Real Estate	No	Yes

BARINGTON’S SUGGESTIONS, INCLUDING ITS NOMINEES, SHOW A FUNDAMENTAL MISUNDERSTANDING OF SPECIALTY APPAREL AND CHICO’S FAS

Despite the overwhelming support Chico’s FAS has received and the superior skill-set provided by your Board’s director nominees, Barington has launched a hostile proxy campaign based on misguided suggestions. We believe Barington’s unwarranted campaign underscores that Barington just doesn’t “get” Chico’s FAS or the current environment in specialty retail. For example:

•
Barington’s 200 to 300 bricks & mortar store growth strategy conflicts with the way many consumers are shopping today, particularly at Soma. In fact, Chico’s FAS customers, like those of many retailers, are engaging with our brands at a faster rate on digital channels than in-store.

•
Barington’s suggested cost reductions disregard actions we have already taken. Notably, Barington’s estimates for advertising costs include Boston Proper, and since the Company sold that business last year, the Company has already exceeded the reduction in advertising costs that Barington targets. Further, Barington’s estimates ignore the $10 million to $20 million of non-merchandise procurement savings that we have already identified and announced.

•
The level of cuts suggested by Barington risks harming the very brand differentiators that have supported our success and that Barington has applauded. Unlike those proposed by Barington, Chico’s FAS’ operating improvements are carefully structured to drive savings without compromising the outstanding customer service that has long differentiated our brands and fostered customer loyalty.

•
Barington’s hand-picked director nominees lack current, relevant experience that would support our progress and new plan. Janet Grove’s retail experience is so outdated that she has NO experience in digital, which is a primary growth avenue for Chico’s FAS and almost every retailer today. Jim Mitarotonda has served on only one apparel retail Board and that company was sold just months after he joined; any other experience he provides is duplicative with that already represented by current Chico’s FAS directors or our new independent director nominees.

VOTE “FOR” ON THE WHITE PROXY CARD TO SUPPORT THE COMPANY’S PROGRESS ON ITS STRATEGIC PLAN AND THE VALUE OF YOUR INVESTMENT

We are excited by the changes underway at Chico’s FAS as part of Ms. Broader’s strategic plan and are confident in the future of your company. We strongly believe that the Board’s four world-class nominees – Shelley Broader, Bonnie Brooks, Janice Fields and Bill Simon – are best qualified to ensure we fully capitalize on our many strengths, improve performance and create value for shareholders.

We urge you to protect the value of your investment and disregard Barington’s self-serving campaign. We advise you to simply discard any Blue proxy card that you may receive from Barington. Instead, please use the enclosed WHITE proxy card to vote “FOR” your Board’s nominees TODAY – by telephone, by Internet, or by signing, dating and returning the WHITE proxy card in the postage-paid envelope provided.

On behalf of your Board of Directors, we thank you for your continued support.

Sincerely,

/s/ David. F. Walker
David F. Walker
Chair of the Chico’s FAS Board

If you have any questions or require any assistance with voting your shares, please contact the Company’s proxy solicitor:

Innisfree M&A Incorporated

Toll-free at (877) 825-8971 (from the U.S. or Canada)

or

(412) 232-3651 (from other locations)

ABOUT CHICO'S FAS, INC.

The Company, through its brands – Chico's, White House Black Market, and Soma is a leading omni-channel specialty retailer of women's private branded, sophisticated, casual-to-dressy clothing, intimates, complementary accessories, and other non-clothing items.

As of April 30, 2016, the Company operated 1,517 stores in the US and Canada and sold merchandise through franchise locations in Mexico. The Company's merchandise is also available at www.chicos.com, www.whbm.com, and www.soma.com. For more detailed information on Chico's FAS, Inc., please go to our corporate website at www.chicosfas.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Certain statements contained herein may contain certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which reflect our current views with respect to certain events that could have an effect on our future financial performance, including but without limitation, statements regarding our plans, objectives, and future success of our store concepts, the implementation of our previously announced restructuring program, and implementation of our program to increase the sales volume and profitability of our existing brands through four previously announced focus areas. These statements may address items such as future sales, gross margin expectations, SG&A expectations, operating margin expectations, planned store openings, closings and expansions, future comparable sales, inventory levels, and future cash needs. These statements relate to expectations concerning matters that are not historical fact and may include the words or phrases such as "expects," "believes," "anticipates," "plans," "estimates," "approximately," "our planning assumptions," "future outlook," and similar expressions. Except for historical information, matters discussed in such oral and written statements are forward-looking statements. These forward-looking statements are based largely on information currently available to our management and on our current expectations, assumptions, plans, estimates, judgments and projections about our business and our industry, and are subject to various risks and uncertainties that could cause actual results to differ materially from historical results or those currently anticipated. Although we believe our expectations are based on reasonable estimates and assumptions, they are not guarantees of performance and there are a number of known and unknown risks, uncertainties, contingencies, and other factors (many of which are outside our control) that could cause actual results to differ materially from those expressed or implied by such forward-looking statements.

Accordingly, there is no assurance that our expectations will, in fact, occur or that our estimates or assumptions will be correct, and we caution investors and all others not to place undue reliance on such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, general economic and business conditions, conditions in the specialty retail industry, the availability of quality store sites, the ability to successfully execute our business strategies, the ability to achieve the results of our restructuring program, the ability to achieve the results of our four focus areas, the integration of our new management team, and those described in Item 1A, "Risk Factors" and in the "Forward-Looking Statements" disclosure in Item 7. "Management's Discussion and Analysis of Financial Condition and Results of Operations" of our Form 10-K. There can be no assurance that the actual future results, performance, or achievements expressed or implied by such forward-looking statements will occur. Investors using forward-looking statements are encouraged to review the Company's latest annual report on Form 10-K, its filings on Form 10-Q, management's discussion and analysis in the Company's latest annual report to stockholders, the Company's filings on Form 8-K, and other federal securities law filings for a description of other important factors that may affect the Company's business, results of operations and financial condition. All written or oral forward-looking statements that are made or attributable to us are expressly qualified in their entirety by this cautionary notice. The Company does not undertake to publicly update or revise its forward looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized.

Additional Information

Chico's FAS, its directors and certain of its executive officers are participants in the solicitation of proxies from Company shareholders in connection with the matters to be considered at the Company's 2016 Annual Meeting. The Company has filed a definitive proxy statement and WHITE proxy card with the U.S. Securities and Exchange Commission (the "SEC") in connection with any such solicitation of proxies from Company shareholders. COMPANY SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD AS THEY CONTAIN IMPORTANT INFORMATION. Information regarding the identity of the participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the proxy statement and other materials filed with the SEC. Shareholders can obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC for no charge at the SEC's website at www.sec.gov. Copies are also available at no charge at the Company's website at www.chicosfas.com, by writing to Chico's FAS at 11215 Metro Parkway, Fort Myers, FL 33966, or by calling the Company's proxy solicitor, Innisfree, toll-free at (877) 825-8971.

Contacts:

Investors:
Jennifer Powers
Vice President - Investor Relations
Chico’s FAS, Inc.
(239) 346-4199

Arthur B. Crozier / Jennifer M. Shotwell / Jonathan E. Salzberger
Innisfree M&A Incorporated
(212) 750-5833

Media:
Barrett Golden / Leigh Parrish / Joseph Sala
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449